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          PRUDENTIAL SECURITIES STRATEGIC TRUST
                  ADVISORY AGREEMENT

ADVISORY AGREEMENT (the "Agreement") dated as of the 30th day of June, 2000, by and among Prudential
Securities Strategic Trust, a Delaware business trust
(the "Trust"), Prudential Securities Futures Management
Inc., a Delaware corporation (the "Managing Owner") and
Gamma Capital Management, LLC, a Delaware limited liability company (the "Advisor").

                  W I T N E S S E T H :
WHEREAS, the Trust has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forward and options contracts. Physical commodities may also be traded from time to time. The foregoing commodities and other transactions are collectively referred to as "Commodities"; and

WHEREAS, the Managing Owner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of the Trust; and

WHEREAS, the Trust wishes to retain the Advisor as a commodity trading advisor to the Trust to manage a portion of the Trust's Assets; and

WHEREAS, the Advisor's present business
includes the management of Commodities accounts for its clients; and

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WHEREAS, the Advisor is registered as a
commodity trading advisor under the United States
Commodity Exchange Act, as amended (the "CE Act"), and is a member of the National Futures Association (the
"NFA") as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement; and

WHEREAS, the Trust and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity advisory services on behalf of the Trust during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.     Duties of the Advisor.

(a)     Appointment.  The Trust hereby appoints
the Advisor, and the Advisor hereby accepts appointment, as its limited attorney-in-fact to exercise discretion to invest and reinvest in Commodities during the term of this Agreement a portion of the Trust's Net Asset Value (as defined in Exhibit A hereto) allocated to the Advisor (the "Allocated
Assets") on the terms and conditions and for the purposes set forth herein. Initially, the Allocated
Assets will be as set forth in sub-section (i) of this
Section 1.  This limited power-of-attorney is a
continuing power, and shall continue in effect with respect to the Advisor until terminated hereunder. The
Advisor shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Allocated Assets for the term of this Agreement pursuant to the trading programs, methods, systems, strategies described in Exhibit B hereto, which the Trust and the Managing
Owner have selected to be utilized by the Advisor in trading the Allocated Assets (collectively referred to as the Advisor's "Trading Approach") as, subject to the trading policies and limitations as set forth in Exhibit C (the "Trading Policies and Limitations"), as the same may be modified from time to time and provided in writing to the

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Advisor.  The Managing Owner and the
Trust acknowledge that the Advisor makes no guarantee of profits or of protection against loss, and that the Advisor's Commodities transactions hereunder are for the account and risk of the Trust. The portion of the Allocated Assets to be allocated by the Advisor at any point in time to one or more of the various trading strategies comprising the Advisor's Trading Approach will be determined as set forth in Exhibit B hereto, as it may be amended from time to time, with the consent of the parties, it being understood that trading gains and losses automatically will alter the agreed upon allocations. Upon receipt of a new allocation, the Advisor will determine and, if required, adjust its trading in light of the new allocation.

(b)     Allocation of Responsibilities.  The
Managing Owner will have the responsibility for the management of any portion of the Allocated Assets that are not invested in Commodities. The Advisor will use its good faith and best efforts in determining the investment and reinvestment in Commodities of the Allocated Assets in compliance with the Trading
Policies and Limitations, and in accordance with the Advisor's Trading Approach. In the event that the Managing Owner shall, in its sole discretion, determine in good faith following consultation appropriate under the circumstances with the Advisor that any trading instruction issued by the Advisor violates the Trust's
Trading Policies and Limitations, then the Managing
Owner, following reasonable notice to the Advisor appropriate under the circumstances, may override such trading instruction and shall be responsible therefor.
Nothing herein shall be construed to prevent the Managing Owner from imposing any limitation(s) on the trading activities of the Trust beyond those enumerated in Exhibit C if the Managing Owner determines that such limitation(s) are necessary or in the best interests of the Trust, in which case the Advisor will adhere to such limitations following written notification thereof.

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(c)     Modification of Trading Approach.  In the
event the Advisor requests to use, or the Managing
Owner requests the Advisor to use, a trading program, system, method or strategy other than or in addition to the trading programs, systems, methods or strategies comprising the Trading Approach in connection with trading for the Trust (including, without limitation, the deletion or addition of an agreed upon trading program, system, method or strategy to the then agreed upon Trading Approach), either in whole or in part, the Advisor may not do so and/or shall not be required to do so, as appropriate, unless both the Managing Owner and the Advisor consent thereto in writing.

(d)     Notification of Material Changes.  The
Advisor also agrees to give the Trust prior written notice of any proposed material change in its Trading
Approach, and agrees not to make any material change in such Trading Approach (as applied to the Trust) over the objection of the Managing Owner, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Trust) without prior written notification. Without limiting the generality of the foregoing, refinements to the Advisor's Trading
Approach, the deletion (but not the addition) of commodities (other than the addition of commodities then being traded (i) on organized domestic commodities exchanges, (ii) on foreign commodities exchanges recognized by the Commodity Futures Trading Commission as providing customer protections comparable to those provided on domestic exchanges, or (iii) in the interbank foreign currency market), to or from the Advisor's Trading Approach, and variations in the leverage principles and policies utilized by the Advisor, shall not be deemed a material change in the Advisor's Trading Approach, and prior approval of the Managing Owner shall not be required therefor. The utilization of forward markets in addition to those enumerated in the Advisor's Disclosure Document, dated
April 15, 2000 (the "Disclosure Document"),

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attached hereto as Exhibit D, would be deemed a material change to the Advisor's Trading Approach and prior approval shall be required therefor.

Subject to adequate assurances of
confidentiality, the Advisor agrees that it will discuss with the Managing Owner upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Trading Approach used for the Trust, provided, that nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information.

(f)     Request for Information.  The Advisor
agrees to provide the Trust with any reasonable information concerning the Advisor that the Trust may reasonably request (other than the identity of its customers or proprietary or confidential information concerning the Trading Approach), subject to receipt of adequate assurances of confidentiality by the Trust, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Trust reasonably deems to be material to the Trust; the Advisor also shall notify the Trust of any such matters the Advisor, in its reasonable judgment, believes may be material to the Trust relating to the Advisor and its Trading
Approach. During the term of this Agreement, the Advisor agrees to provide the Trust with updated monthly information related to the Advisor's performance results within a reasonable period of time after the end of the month to which it relates.

(g)     Notice of Errors.  The Advisor is
responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor's instructions. If the Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Advisor's

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instructions, the Advisor shall promptly
notify the Managing Owner of this fact, and shall utilize its best efforts to cause the error or discrepancy to be corrected.

(h)     Liability.  Neither the Advisor nor any
employee, director, officer or shareholder of the Advisor, nor any person who controls the Advisor, shall be liable to the Managing Owner, its officers, directors, shareholders or employees, or any person who controls the Managing Owner, or the Trust or the holders ("Limited Owners") of interests in the Trust
(the "Interests"), or any of their respective successors or assignees under this Agreement, except by reason of acts or omissions in material breach of this Agreement or due to their misconduct or negligence or by reason of their not having acted in good faith in the reasonable belief that such actions or omissions were in the best interests of the Trust; it being understood that the Advisor makes no guarantee of profit nor offers any protection against loss, and that all purchases and sales of Commodities shall be for the account and risk of the Trust, and the Advisor shall incur no liability for trading profits or losses resulting therefrom provided the Advisor would not otherwise be liable to the Trust under the terms hereof.

(i)     Initial Allocation, Additional
Allocations, and Reallocations.  Initially, the
Allocated Assets will be equal to approximately
$6,665,000 in cash, as of the effective date of this Agreement. Thereafter, subject to Section 11(a) below, the Trust may, (A) reallocate capital away from the Advisor to another commodity trading advisor (an "Other
Advisor"), or (B) reallocate capital to the Advisor away from an Other Advisor. If the Trust makes any reallocation pursuant to this Section 1(i), the Trust will give the Advisor written notice of such change and the amount of the Allocated Assets after such reallocation has been effected.

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(j)     Delivery of Disclosure Document.  The
Advisor agrees to provide to the Managing Owner any amendment, supplement, or update to the Disclosure
Document attached hereto as Exhibit D.

2.     Indemnification.

(a)     The Advisor.  Subject to the provisions of
Section 3, the Advisor, and each officer, director, shareholder and employee of the Advisor, and each person who controls the Advisor, shall be indemnified, defended, and held harmless by the Trust and the Managing Owner, from and against any and all claims, losses, judgments, liabilities, damages, costs, expenses (including, without limitation, reasonable investigatory and attorneys' fees) and amounts paid in settlement of any claims in compliance with the conditions specified below (collectively, "Losses") sustained by the Advisor or any of its officers, directors, shareholders, employees or any person who controls the Advisor (i) in connection with any acts or omissions of the Advisor, or any of its officers, directors, shareholders or employees or any person who controls the Advisor relating to the Advisor's management of the Allocated Assets, including in connection with this Agreement or otherwise as a result of the Advisor's performance of services on behalf of the Trust or its role as trading advisor to Allocated
Assets, (ii) as a result of a material breach of this Agreement by the Trust or the Managing Owner, (iii) in connection with the offer of Interests pursuant to the Prospectus, and (iv) activities of the Trust which occurred prior to the date of this Agreement; provided that, (i) such Losses were not the result of negligence, misconduct or a material breach of this Agreement on the part of the Advisor, or its officers, directors, shareholders or employees, or any person controlling the Advisor, (ii) the Advisor, and its officers, directors, shareholders and employees, and each person controlling the Advisor, acted in good faith and in a manner reasonably believed by it and them to be in or not

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opposed to the best interests of
the Trust and (iii) any such indemnification will only be recoverable from the assets of the Trust.

(b) The Trust. The Trust shall be indemnified by the Advisor against any Losses sustained by the Trust directly resulting from (i) the negligence or misconduct of, or a material breach of this Agreement by, the Advisor or its directors, officers, shareholders or employees or any person who controls the Advisor or (ii) any action or omission to act of the Advisor or its directors, officers, shareholders or employees or any person who controls the Advisor that was not taken in good faith or in a manner reasonably believed by it and them to be in the best interests of the Trust.

(c)     Procedure.  No indemnification shall be
permitted under this Section 2 for amounts paid in settlement if either (A) the party claiming indemnification (the "Indemnitee") fails to notify the indemnifying party of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid, or (B) the indemnifying party does not approve the amount of the settlement within fifteen
(15) days of receiving such notice (such approval not to be withheld unreasonably). Notwithstanding the foregoing, the indemnifying party shall, at all times, have the right to offer to settle any matter with the approval of the Indemnitee (which approval shall not be withheld unreasonably) and if the indemnifying party successfully negotiates a settlement and tenders payment therefor to the Indemnitee, the Indemnitee must either use its best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the indemnifying party to the Indemnitee shall be the amount of said proposed settlement.

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Any indemnification under this Section 2,
unless ordered by a court, shall be made by the indemnifying party only as authorized in the specific case and only upon a determination by mutually acceptable independent legal counsel in a written opinion that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth hereunder.

(d)     Default Judgments and Confessions of
Judgment. None of the foregoing provisions for indemnification shall be applicable with respect to default judgments or confessions of judgment entered into by the Indemnitee, with its knowledge, without the prior consent of the indemnifying party.

(e)     Partial Indemnification.  In the event
that an Indemnitee under this Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(f) Expenses. Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against an Indemnitee shall be paid by the indemnifying party in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if sustained, would entitle the Indemnitee to indemnification pursuant to the terms of this
Section 2, and (ii) the Indemnitee undertakes to repay the advanced funds to the indemnifying party in cases in which the Indemnitee is not entitled to indemnification pursuant to this Section 2, and (iii) in the case of advancement of expenses by the indemnifying party, the Indemnitee obtains a written opinion of mutually acceptable independent legal counsel that advancing such expenses is proper in the circumstances.

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3.     Obligations of the Trust, the Managing Owner
and the Advisor.

(a)     Disclosure.  Each of the Trust and the
Managing Owner agrees to cooperate and use its good faith and best efforts in connection with the taking of such actions not inconsistent with this Agreement as the Managing Owner may determine to be necessary or advisable in order to comply with applicable regulatory requirements. The Advisor agrees to make all disclosures regarding itself, its officers and principals, trading performance, Trading Approach, customer accounts (other than the names of customers, unless such disclosure is required by law or regulation) and other information, as the Managing
Owner may request, in its the reasonable judgment, necessary in order to manage the Trust and correspond with the Limited Owners. No description of, or other information relating to, the Advisor may be distributed by the Managing Owner without the prior written consent of the Advisor; provided that, distribution of performance information relating to Trust or the Allocated Assets account shall not require consent of the Advisor.

(b)     Advisor Not A Promoter.  The parties
acknowledge that the Advisor has not been, either alone or in conjunction with Prudential Securities
Incorporated ("Prudential Securities") or its affiliates, an organizer or promoter of the Trust, and it is not intended by the parties that the Advisor shall have any liability as such.

4.     Advisor Independence.

(a) Independent Contractor. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Trust, the Managing
Owner and Other Advisors, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Trust, the Managing Owner or any Other
Advisor or Prudential Securities in any way

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or otherwise be deemed to be a general agent, joint
venturer or partner of the Trust, the Managing Owner, any Other Advisor or Prudential Securities, or in any way be responsible for the acts or omissions of the Trust, the Managing Owner, any Other Advisor or
Prudential Securities as long as it is acting independently of such persons.

(b) Unauthorized Activities. Without limiting the obligations of the Trust set forth under this Agreement, nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Agreement or Certificate of Trust or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

(c)     Purchase of Interests.  Any of the
Advisor, its principals, and employees may, in its discretion, purchase Interests in the Trust.

(d)     Confidentiality.  The Trust and the
Managing Owner acknowledge that the Trading Approach of the Advisor is the confidential property of the Advisor. Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach. The Trust and the Managing Owner further agree that they will keep confidential and will not disseminate the Advisor's trading advice to the Trust, except as, and to the extent that, it may be determined by the Managing Owner to be (i) necessary for the monitoring of the business of the Trust, including the performance of brokerage services by the Trust's commodity broker(s) or (ii) expressly required by law or regulation.

5.     Commodity Broker.
All Commodities trades for the account of the Trust shall be made through such commodity broker or brokers as the Managing Owner directs or otherwise as may be agreed upon in accordance with such order execution procedures as are agreed upon between the

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Advisor and the Managing Owner.  The Advisor shall not
have any authority or responsibility in selecting or
supervising any broker for execution of Commodities
trades of the Trust or for negotiating commission rates
to be charged therefor.  The Advisor shall not be
responsible for determining that any such bank or
broker used in connection with any Commodities
transactions meets the financial requirements or
standards imposed by the Trust's Trading Policies and
Limitations.    At the present time it is contemplated
that the Trust will execute and clear all Commodities trades through Prudential Securities. The Advisor may, however, with the consent of the Managing Owner, execute transactions at such other broker(s), and upon such terms and conditions, as the Advisor and the Managing Owner agree if such broker(s) agree to "give up" all such transactions to Prudential Securities for clearance. To the extent that the Trust determines to utilize a broker or brokers other than Prudential
Securities, it will consult with the Advisor prior to directing it to utilize such broker(s), and will not retain the services of such broker(s) over the reasonable objection of the Advisor.

6.     Fees.

In consideration of and in compensation for the performance of the Advisor's services under this Agreement, the Advisor shall receive from the Trust a monthly management fee (the "Management Fee") and a semi-annual incentive fee (the "Incentive Fee") based on the Allocated Assets, as follows:

(a)     A Management Fee equal to 1/6 of 1% of the
Allocated Assets determined as of the close of business on the last day of each calendar month (an annual rate of 2%). For purposes of determining the Management
Fee, any distributions, redemptions, or reallocation of the Allocated Assets made as of the last day of a month shall be added back to Allocated Assets

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and there shall be no reduction for (i)
the accrued Management Fee being calculated,
(ii) any Incentive Fees accrued pursuant to paragraph 6(b) for purposes of calculating the Net Asset Value of the Allocated Assets but not paid because the Incentive Measurement Date was not reached, or (iii) any accrued but unpaid extraordinary expenses. The Management Fee determined for any month in which the Advisor manages Allocated Assets for less than a full month shall be prorated, such proration to be calculated on the basis of the number of days in the month Allocated Assets were under the Advisor's management as compared to the total number of days in such month, such proration to include appropriate adjustments for any funds taken away from the Advisor's management during the month for reasons other than distributions or redemptions, including but not limited to the reduction of Allocated Assets allocated to the Advisor's management resulting from the payment of extraordinary expenses or distributions.

(b)     A semi-annual Incentive Fee equal to
twenty percent (20%) of New High Net Trading Profits
(as hereinafter defined) achieved on the Allocated
Assets, including realized and unrealized gains and losses thereon. New High Net Trading Profits for the
Advisor shall be computed as of the close of trading on the last day of six-month period ending June 30 and December 31 (each, an "Incentive Measurement Date").
New High Net Trading Profits shall be computed solely on the performance of the Advisor and shall not include or be affected by the performance of any Other Advisor.
For purposes of computing the Net Asset Value of the Allocated Assets, the Incentive Fee will accrue monthly.

"New High Net Trading Profits" (for purposes of calculating the Advisor's Incentive Fee only) will be computed as of the Incentive Measurement Date and will include such profits (as outlined below) since the Incentive Measurement Date of the most recent preceding six-month period for which an Incentive Fee was earned
(or, with respect to the first

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Incentive Fee, as of the
commencement of trading by the Advisor) (the "Incentive
Measurement Period"). New High Net Trading Profits for any Incentive Measurement Period will be the net profits, if any, from trading of the Allocated Assets during such period (including (i) realized trading profit (loss) plus or minus (ii) the change in unrealized trading profit (loss) on open positions) and will be calculated after the determination of the Trust's fixed brokerage fee, the Advisor's Management
Fee, and any extraordinary expenses (e.g., litigation, costs or damages) paid during an Incentive Measurement
Period which are specifically related to the Advisor, but before deduction of any Incentive Fees payable during the Incentive Measurement Period. New High Net
Trading Profits will not include interest earned or credited on the Allocated Assets. New High Net Trading
Profits will be generated only to the extent that the Advisor's cumulative New High Net Trading Profits exceed the highest level of cumulative New High Net
Trading Profits achieved by the Advisor as of a previous Incentive Measurement Date. Except as set forth below, net losses from prior six-month periods must be recouped before New High Net Trading Profits can again be generated. If a withdrawal or distribution occurs or if this Agreement is terminated at any date that is not an Incentive Measurement Date, the date of the withdrawal or distribution or termination will be treated as if it were an Incentive
Measurement Date, but any Incentive Fee accrued in respect of the withdrawn assets on such date shall not be paid to the Advisor until the next scheduled
Incentive Measurement Date.  New High Net Trading
Profits for an Incentive Measurement Period shall exclude capital contributions to the Allocated Assets in an Incentive Measurement Period, distributions or redemptions paid or payable from the Allocated Assets during an Incentive Measurement Period, as well as losses, if any, associated with redemptions, distributions, and reallocations of assets, during the Incentive Measurement Period and prior to the Incentive
Measurement Date (i.e., to the extent that assets are allocated away from the Advisor, any loss carryforward attributable to the Advisor shall be

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reduced in the same proportion that the
assets allocated away from the Advisor
through redemptions, allocations, or deleveraging caused by the Trust or the Managing Owner bears to the Allocated Assets prior to the reallocation and New High Net Trading Profits shall reflect this reduction in loss carryforward). In calculating New
High Net Trading Profits, incentive fees paid for a previous Incentive Measurement Period will not reduce cumulative New High Net Trading Profits in subsequent periods.

Notwithstanding any other provision of this Agreement which may be interpreted to the contrary, it is the intent of the parties that all cumulative losses existing as of the date of this Agreement which were accumulated while the Allocated Assets were under the management of the prior advisor from May 1, 1996 to February 15, 2000 in the amount of $5,813,299, must be recouped consistent with the calculations and provisions of this Section 6 before the first Incentive
Fee under this Agreement will be due and owing.

(c)     Timing of Payment.  Management Fees and
Incentive Fees shall be paid within fifteen (15) business days following the end of the period for which they are payable. If an Incentive Fee shall have been paid by the Trust to the Advisor in respect of any six-month period and the Advisor shall incur subsequent losses on the Allocated Assets the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

(d) Fee Data. The Advisor will be provided by the Managing Owner with the data used by the Managing
Owner to compute the foregoing fees within ten (10) business days of the end of the relevant period.

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(e)     Third Party Payments.  Neither the
Advisor, nor any of its officers, directors, employees or stockholders, shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which the Trust carries an account for transactions executed in the Trust's account. The parties acknowledge that a spouse of any of the foregoing persons may receive floor brokerage commissions in respect of trades effected pursuant to the Advisor's Trading Approach on behalf of the Trust, which payment shall not violate the preceding sentence.

7.     Term and Termination.

(a)     Term.  This Agreement shall commence on
the date hereof and, unless sooner terminated, shall continue in effect until the close of business on June
30, 2001. Thereafter, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 7, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional one-year terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding twelve (12) month term. Subject to Section 7(d)(iv) hereof, the automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of assets away from the Advisor pursuant to this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

(b)     Automatic Termination.  This Agreement
shall terminate automatically in the event that the Trust is terminated. This Agreement shall terminate automatically with respect to the Advisor, immediately upon written notice from the Managing Owner, without affecting the continuation of this Agreement with any Other Advisor in the event that the Advisor's allocable percentage of the Net Asset Value of the Trading Level of the Allocated Assets at the

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close of trading on any
business day is equal to or less than the Termination
Amount. The "Termination Amount" shall be an amount equal to 66-2/3% of the portion of the Net Asset Value of the Allocated Assets on the date it commences
Commodities trading activities for the Trust, or the first day of any calendar year, whichever day the Net
Asset Value allocated to the Advisor is higher, in either case, as adjusted on an ongoing basis by the percentage decline(s) or increases in that portion of the Trust's Net Asset Value allocated to the Advisor's management caused by distributions, redemptions and permitted reallocations, and new allocations to the Advisor covered by reallocations away from Other
Advisors, respectively. Each redemption and distribution of funds shall have the effect of reducing the Termination Amount by an amount equal to the portion of such redemption or distribution allocable to the Advisor.

(c)     Optional Termination Right of Trust.  This
Agreement may be terminated at any time at the election of the Managing Owner in its sole discretion upon at least one business day prior written notice to the Advisor. The Managing Owner will use its best efforts to cause any termination to occur as of a month-end.

(d)     Optional Termination Right of Advisor. The
Advisor shall have the right to terminate this Agreement at any time upon written notice to the Trust, appropriate under the circumstances, in the event: (i) of the receipt by the Advisor of an opinion of qualified independent counsel satisfactory to the Advisor and the Trust (which consent the Trust will not withhold unreasonably) that by reason of the Advisor's activities with respect to the Trust it is required to register as an investment adviser under the Investment
Advisers Act of 1940 and it is not so registered; (ii) that the registration of the Managing Owner as a commodity pool operator under the CE Act or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed; (iii) that the Managing Owner (A) imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Allocated Assets or (B) overrides trading instructions of the Advisor; (iv) if the amount of the Allocated Assets decreases to less than $2 million as the result of redemptions, distribution, reallocation of assets or deleveraging initiated by the Trust or the Managing Owner but not trading losses, as of the close of business on the last business day of any month; (v) the Managing Owner elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor's management of Trust assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by the Trust or the Managing Owner; (vii) there is a material breach of this Agreement by the Trust and/or the Managing
Owner and after giving written notice to the Managing
Owner which identifies such breach and such material breach has not been cured within ten days following receipt of such notice by the Managing Owner; or (viii) other good cause is shown and the written consent of the Managing Owner is obtained (which shall not be withheld unreasonably).

(e) Termination Fees. In the event that this Agreement is terminated with respect to, or by, the Advisor pursuant to this Section 7 or the Managing
Owner allocates the Trust's assets to Other Advisors, the Advisor shall be entitled to, and the Trust shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had the Allocated Assets under management, and (ii) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar year. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

(f)     Termination and Open Positions.  Once
terminated, the Advisor shall have no responsibility for existing positions, including delivery issues, if any, which may result from such positions.

8.     Liquidation of Positions.
The Advisor agrees to liquidate open positions in the amount that the Managing Owner informs the Advisor, in writing via telecopy or other equivalent means, that the Managing Owner considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 1 or 7, respectively, or (ii) fund its pro rata share of any redemption, distribution or Trust expense. The
Managing Owner shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. The Managing Owner shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three (3) days' prior notice. In the event that losses incurred by the Advisor exceed the amount of the Allocated Assets, the Managing Owner agrees to withdraw the funds necessary to cover such excess losses pro rata from the assets under the management of all Other Advisors.

9.     Other Accounts of the Advisor.

(a) Management of Other Accounts. Subject to paragraph (c) of this Section 9, the Advisor shall be free to manage and trade accounts for other investors
(including other public and private commodity pools) during the term of this Agreement and to use the same or other information and Trading Approach utilized in the performance of services for the Trust for such other accounts so long as the Advisor's ability to carry out its obligations and duties to the

Trust pursuant to this Agreement is not materially impaired thereby. In addition, the Advisor, and its shareholders, directors, officers and employees, as applicable, also will be permitted to trade in Commodities using the Trading Approach or otherwise for their own accounts, so long as the Advisor's ability to carry out its obligations and duties to the Trust pursuant to this Agreement is not materially impaired thereby.

(b)     Acceptance of Additional Capital.
Furthermore, so long as the Advisor is performing services for the Trust, it agrees that it will not accept additional capital for management in the Commodities markets if doing so would have a reasonable likelihood of resulting in the Advisor having to modify materially its agreed upon Trading Approach being used for the Trust in a manner which might reasonably be expected to have a material adverse effect on the Trust. Without limiting the generality of the foregoing, it is understood that this paragraph shall not prohibit the acceptance of additional capital, which acceptance requires only routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits.

(c)     Equitable Treatment of Accounts.  The
Advisor agrees, in its management of accounts other than the account of the Trust, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates (in whole or in part) over the Trust. The preceding sentence shall not be interpreted to preclude
(i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or
(ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof which is undertaken by the Advisor in good faith in order to accommodate additional accounts. The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Managing Owner with an explanation of the differences, if any, in performance between the Trust and any other similar account pursuant to the same Trading Approach for which the Advisor or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part), provided, however, that the Advisor may, in its discretion, withhold from any such inspection the identity of the client for whom any such account is maintained.

(d)     Inspection of Records.  Upon the
reasonable request of, and upon reasonable notice from, the Managing Owner, the Advisor shall permit the Managing Owner to review at the Advisor's offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Trust has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor, which the parties acknowledge to mean that the Managing
Owner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Trust and the Managing Owner shall keep all such information obtained by them from the Advisor confidential unless disclosure thereof is legally required or such information has been made public.

10.     Speculative Position Limits.
If, at any time during the term of this
Agreement, it appears to the Advisor that it may be required to aggregate the Trust's Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the Commodity Futures Trading
Commission ("CFTC"), any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify the Managing Owner if the Trust's positions under its management are included in an aggregate amount which equals or exceeds the applicable speculative limit. The Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to the Trust and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including the Trust, as nearly as possible in proportion to the assets available for trading of the respective accounts (including "notional" equity) to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that its Trading Approach for the management of the Trust's account can be implemented for the benefit of the Trust notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

11.     Redemptions, Distributions, Reallocations and
Additional Allocations.

(a) Notice. The Managing Owner agrees to give the Advisor at least one (1) business day prior notice of any proposed redemptions, exchanges, distributions, reallocations, additional allocations, or withdrawals.

(b)     Allocations.  Redemptions, exchanges,
withdrawals, and distributions of Interests shall be charged against the various Trust accounts managed by its trading advisors, including the Advisor, in such proportions as the Managing Owner, in its discretion, determines to be in the Trust's best interests.

12.     Brokerage Confirmations and Reports.
The Managing Owner will instruct the Trust's commodity broker or brokers to furnish the Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Allocated Assets. The Advisor will maintain records and will monitor all open positions relating thereto;
provided, however, that, except as provided in Section
1(g) hereof, the Advisor shall not be responsible for any errors by the Trust's brokers. The Managing Owner also will furnish the Advisor with a copy of the form of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the Limited
Owners, and copies of all reports filed with the SEC, the CFTC and the NFA. The Advisor shall, at the Managing Owner's request, make a good faith effort to provide the Managing Owner with copies of all trade confirmations (if the broker is other than Prudential
Securities), daily equity runs, monthly trading reports or other reports sent to the Advisor by the Trust's commodity broker regarding the Trust, and in the Advisor's possession or control, as the Managing Owner deems appropriate, if the Managing Owner cannot obtain such copies on its own behalf. Upon request, the Managing Owner will provide the Advisor with accurate information with respect to the Trust's then-current
Net Asset Value and Net Asset Value per Interest.

13.     The Advisor's Representations and Warranties.

The Advisor represents and warrants that:

(a)     it has full capacity and authority to
enter into this Agreement, and to provide the services required of it hereunder;

(b) it is a duly formed and validly existing limited liability company, in good standing under the laws of Delaware, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement;

(c)     it will not, by entering into this
Agreement and by acting as a commodity trading advisor to the Trust, (i) be required to take any action contrary to its formation documents or any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound, which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

(d)     it is duly registered as a commodity
trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement;

(e)     a copy of its most recent Commodity
Trading Advisor Disclosure Document as required by Part
4 of the CFTC's regulations has been provided to the Managing Owner on behalf of the Trust in the form of Exhibit D hereto (and the Managing Owner acknowledges receipt of such Disclosure Document on behalf of the Trust) and, except as disclosed in such Disclosure
Document, all information in such Disclosure Document
(including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the CE Act, as amended, including the rules and regulations thereunder;

(f) the amount of the Allocated Assets should not, in the reasonable judgment of the Advisor, result in the Advisor being required to alter its Trading
Approach to a degree which would be expected to have a material adverse effect on the Trust;

(g) neither the Advisor, nor its stockholders, directors, officers, employees, agents, principals, affiliates, nor any of its or their respective successors or assigns: (i) shall knowingly use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the Limited Owners of the Trust; nor (ii) shall solicit any person it or they know is a Limited Owner of the Trust for the purpose of soliciting commodity business from such Limited Owner, unless such Limited Owner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced or referred to the Advisor by an unaffiliated agent other than in violation of clause (i);

(h) this Agreement has been duly and validly executed and delivered and is a valid and binding agreement, enforceable against the Advisor in accordance with its terms;

(i) there is no pending, or to the best of the Advisor's or any of its officers', directors' or employees' knowledge, threatened or contemplated action, suit or proceeding before any court or arbitration panel, or before or by any governmental, administrative or self-regulatory body, to which it or its employees or affiliates is a party, or to which any of its assets is subject, which might reasonably be expected to result in any material adverse change in the Advisor's condition (financial or otherwise), business or prospects or reasonably might be expected to affect adversely in any material respect any of the Advisor's assets or which reasonably might be expected to (A) materially impair the Advisor's ability to discharge its obligations to the Trust, or (B) result in a matter which would require disclosure in its Disclosure Document which has not been so disclosed;
and the Advisor has not received any notice of an investigation by (i) the NFA regarding noncompliance with NFA rules or the CE Act, (ii) the CFTC regarding noncompliance with the CE Act, or the rules and regulations thereunder, or (iii) any exchange regarding noncompliance with the rules of such exchange, which investigation reasonably might be expected to (1) materially impair its ability to discharge its obligations to the Trust, or (2) result in a matter which would require disclosure in its Disclosure
Document which has not been so disclosed; and

(j) its business operations and any services provided pursuant to this Agreement will not be materially interrupted by Year 2000 problems or issues.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true in any material respect, the Advisor promptly will notify the Trust in writing thereof.

14.     The Managing Owner's Representations and
Warranties.

The Managing Owner represents and warrants on behalf of the Trust and itself that:

(a) each has the full capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(b) it will not, by acting as managing owner to the Trust or by entering into this Agreement, and the Trust will not (i) be required to take any action contrary to its incorporating or other formation documents or any applicable statute, law or regulation of any jurisdiction, or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule or regulation to which it or the Trust is a party or by which it or the Trust is bound, or (B) any order of any court or governmental or regulatory agency having jurisdiction over it or the Trust, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its or the Trust's duties under this Agreement;

(c)     it is registered as a commodity pool
operator under the CE Act and is a commodity pool operator member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement;

(d) this Agreement has been duly and validly authorized, executed and delivered, and is a valid and binding agreement, enforceable against each of them, in accordance with its terms.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true in any material respect, the Managing Owner promptly will notify the Advisor in writing.

15.     Assignment.
This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto, except that the Advisor need not obtain the consent of any Other
Advisor.

16.     Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assignees of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assignees" shall not include any purchasers, as such, of Interests.

17.     Amendment or Modification or Waiver.

This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto, except that an amendment to, a modification of, or a waiver of any provision of the Agreement as to the Advisor need not be consented to by any Other Advisor.

18     Notices.

Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

     If to the Managing Owner or the Trust:

     c/o Prudential Securities Futures Management Inc.
     One New York Plaza, 13th floor
     New York, New York 10292-2013
     Attention:  Eleanor L. Thomas
     Facsimile:  (212) 778-3694
     and in either case with a copy to:
     Rosenman & Colin LLP          and     Prudential Securities Incorporated
     575 Madison Avenue                    One New York Plaza, 13th Floor
     New York, New York 10022              New York, New York 10292-2013
     Attention:  Fred M. Santo, Esq.       Attention: Eleanor L. Thomas
     Facsimile:  (212) 940-7079            Facsimile: (212) 778-3694

     If to the Advisor:
     Gamma Capital Management, LLC
     401 Theodore Fremd Avenue
     Rye, New York 10580
     Attention:
     Facsimile:  (914) 921-7600

190.     Governing Law.
Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

20.     Survival.

The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

21.     Disclosure Document Modifications.

The Advisor shall promptly furnish the Managing
Owner with a copy of all modifications to its Disclosure Document when available for distribution.
Upon receipt of any modified Disclosure Document by the Managing Owner, the Managing Owner will provide the Advisor with an acknowledgement of receipt thereof.

22.     Promotional Literature.

Each party agrees that prior to using any promotional literature in which reference to the other parties hereto is made, it shall furnish in advance a copy of such information to the other parties and will not make use of any promotional literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

23.     No Waiver.
No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

24.     No Liability of Limited Owners.

This Agreement has been made and executed by and on behalf of the Trust, and the obligations of the Trust and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners individually, but rather, are binding only upon the assets and property of the Trust, and, to the extent provided herein, upon the assets and property of the Managing Owner.

25.     Headings.

Headings to Sections herein are for the
convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

26.     Complete Agreement.

Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

27.     Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

28.     Arbitration, Remedies.

Each party hereto agrees that any dispute relating to the subject matter of this Agreement shall be settled and determined by arbitration in the City of New York pursuant to the rules of NFA or, if NFA should refuse to accept the matter, the securities rules of the American Arbitration Association, and that the decision of the arbitrator shall be final and binding and a proceeding to enforce any such decision may be brought in any court having jurisdiction thereof.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

PRUDENTIAL SECURITIES STRATEGIC     PRUDENTIAL SECURITIES
TRUST                               FUTURES MANAGEMENT, INC.

By:  PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.

Its: Managing Owner                 By:_______________________
                                        Joseph A. Filicetti
                                        President
By:_____________________________
      Eleanor L. Thomas
      Executive Vice-President
GAMMA CAPITAL MANAGEMENT, LLC


By: ____________________________
Name:
Title:

                      EXHIBIT A
           DEFINITION OF "NET ASSET VALUE"

"Net Asset Value" of the assets in the Trust
Estate, includes but is not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities, of the Trust, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting ("GAAP"), including, but not limited to, the extent specifically set forth below:

1. Net Asset Value shall include any
unrealized profit or loss on open Commodities
Positions, and any other credit or debit accruing to the Trust but unpaid or not received by the Trust.

2. All open commodity futures contracts and options traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract and option traded on the applicable United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open commodity futures contracts and options traded on a non-United States exchange shall be based upon the liquidating value for that particular commodity futures contract and option traded on the applicable non-United
States exchange on the date with respect to which Net
Asset Value is being determined; provided, that if a commodity futures contract or option traded on a non-
United States exchange could not be liquidated on such day, due to the operation of rules of the exchange upon which that position is traded or otherwise, the liquidating value on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open forward contracts entered into by the Trust shall be the mean between the last bid and last asked prices quoted by the bank or financial institution which is a party to the contract on the date with respect to which Net
Asset Value is being determined; provided, that if such quotations are not available on such date, the mean between the last bid and asked prices on the first subsequent day on which such quotations are available shall be the basis for determining the market value of such forward contract for such day. The Managing Owner may in its discretion value any assets of the Trust
Estate pursuant to such other principles as it may deem fair and equitable so long as such principles are consistent with normal industry standards.

3. Interest earned on the Trust's commodity brokerage account shall be accrued at least monthly.

4. The amount of any distribution made
pursuant to Article VI of the Trust Agreement shall be a liability of the Trust from the day when the distribution is declared until it is paid.

"Trust Estate" means any cash, commodity futures, forward and option contracts, all funds on deposit in the Trust's accounts, and any other property held by the Trust, and all proceeds therefrom, including any rights of the Trust pursuant to any Subscription
Agreement and any other agreements to which the Trust is a party.

                        EXHIBIT B
                      TRADING SYSTEM

TRADING SYSTEM OF GAMMA CAPITAL MANAGEMENT, LLC

The Advisor's will make its trading decisions for the Allocated Assets according to its Gamma
Investment Program as described in Exhibit D as amended from time to time.

                       EXHIBIT C

           TRADING LIMITATIONS AND POLICIES

The Trust will observe the trading limitations and trading policies set forth hereafter. The Advisor initially will be allocated approximately
$6,665,000 of the Trust's Net Asset Value (the
"Allocated Assets"), which thereafter may be reallocated to additional commodity trading managers
(but will in no event be reallocated to commodity trading managers affiliated with Prudential Securities) whom the Managing Owner may, in its discretion, retain in the event of the termination of the Advisor or the reallocation of assets under the Advisor's management away from the Advisor.

The following limitations and policies are applicable to the Trust as a whole. The Advisor sometimes may be prohibited from taking positions for the Trust which it would otherwise acquire, due to the need to comply with these limitations and policies.
The Managing Owner will monitor compliance with the trading limitations and policies of the Trust set forth below, and it may impose additional restrictions
(through modification of such limitations and policies) upon the trading activities of the Advisor, as it, in good faith, deems appropriate in the best interests of the Trust, subject to the terms of the Advisory
Agreement.

The Managing Owner will not approve a material change in the following trading limitations and policies without obtaining the prior written approval of Limited Owners owning more than 50% of the Interests. The Managing Owner may, however, impose additional trading limitations on the trading activities of the Trust without obtaining such approval if the Managing Owner determines such additional limitations to be necessary in the best interests of the Trust.

Trading Limitations

The Trust will not: (i) engage in pyramiding its commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of the Trust's commodities positions or obtaining lines of credit for the trading of forward currency contracts; provided, however, that the Trust is prohibited from incurring any indebtedness on a non-recourse basis); (iii) permit rebates to be received by the Managing Owner or its affiliates, or permit the Managing Owner or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by the Trust; (v) commingle its assets, except as permitted by law; or (vi) permit the churning of its commodity accounts.

The Trust will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies
Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of the Trust as they apply to the Allocated Assets, which currently are as follows:

a. The Allocated Assets will generally be invested in contracts which are traded in sufficient volume to permit taking and liquidating positions.

b. Stop or limit orders may, in the
Advisor's discretion, be given with respect to initiating or liquidating positions in order to seek to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that Prudential Securities will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

c. The Advisor generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

d. The Advisor may occasionally make or
accept delivery of a commodity including, without limitation, currencies. The Advisor also may engage in EFP transactions involving currencies and metals and other commodities in such volume as may be agreed upon between the Trust and the Advisor.

e. The Advisor may, from time to time,
employ trading techniques such as spreads, straddles and conversions.

f. The Advisor will not initiate open
positions which would result in net long or short positions requiring as margin or premium for outstanding positions in excess of 15% of the Allocated
Assets for any one commodity, or in excess of 662/3% of the Allocated Assets for all commodities combined.
Under certain market conditions, such as an inability to liquidate open commodities positions because of daily price fluctuations, the Managing Owner may be required to commit as margin in excess of the foregoing limits and in such case the Managing Owner will cause the Advisor to reduce its open positions to comply with these limits before initiating new commodities positions.

g. To the extent the Advisor engages in
transactions in forward currency contracts other than with or through Prudential Securities and/or PBFI, the Trust will only engage in such transactions with or through a bank that, as of the end of its last fiscal year, had an aggregate balance in its capital, surplus and related accounts of at least $100,000,000, as shown by its published financial statements for such year, and through other broker-dealer firms with an aggregate balance in capital, surplus and related accounts of at least $50,000,000.

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                       EXHIBIT D
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